Exhibit 10.8

STOCK PURCHASE AND EXCHANGE AGREEMENT

THIS STOCK PURCHASE AND EXCHANGE AGREEMENT (this “Agreement”) is effective as of July 1, 2011 by and between 808 Renewable Energy Corporation, a Nevada corporation (the “Company”), and Patrick S. Carter (“Purchaser”).

The parties agree as follows:

1.           Sale of Stock. The Company hereby agrees to sell to Purchaser and Purchaser hereby agrees to purchase from the Company an aggregate of Two Million Six Hundred Forty Thousand Two Hundred Fifty-Nine (2,640,259) shares of the Company’s Series A Preferred Stock, par value $.001 per share (“Series A Preferred Stock”), (such aggregate, collectively, the “Series A Preferred Shares”), as consideration and in exchange for Purchaser’s irrevocable assignment, transfer and delivery to the Company (collectively, “Purchaser’s Exchange”) of all of Purchaser’s right, title and interest in and to an aggregate of Two Million Six Hundred Forty Thousand Two Hundred Fifty-Nine (2,640,259) shares of the Company’s Common Stock, par value $.001 per share (“Common Stock”), (such aggregate, collectively, the “Exchanged Common Shares”) held of record by Purchaser immediately before the closing of the transactions contemplated hereby, free and clear of any lien, claim or encumbrance. In connection with Purchaser’s Exchange and to ensure its legal effectiveness and enforceability for all purposes, concurrently with Purchaser’s execution and delivery of this Agreement, Purchaser shall execute and deliver to the Company an assignment substantially in the form of Exhibit A hereto (the “Assignment”) and shall deliver to the Company all certificates representing the Exchanged Common Shares, duly endorsed by Purchaser for transfer to the Company (the “Common Stock Certificates”). In the event that the Exchanged Common Shares constitute less than all of the shares of Common Stock represented by any such delivered Common Stock Certificate, the Company shall cause a new certificate to be issued to Purchaser representing the balance of such shares of Common Stock that are not a part of the Exchanged Common Shares.

2.           Issuance of Series A Preferred Shares. Upon execution of this Agreement by Purchaser and the Company, Purchaser’s execution and delivery to the Company of the Assignment and Purchaser’s delivery to the Company of the Common Stock Certificates, duly endorsed by Purchaser for transfer to the Company, the Company shall issue a duly-executed certificate evidencing the Series A Preferred Shares in the name of Purchaser.

3.           Purchaser’s Representations and Warranties. In connection with the purchase of the Series A Preferred Shares, Purchaser represents and warrants to the Company the following:

(a)                      Purchaser is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Series A Preferred Shares. Purchaser is purchasing the Series A Preferred Shares for investment for Purchaser’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

(b)                      Purchaser understands that the Series A Preferred Shares have not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends on, among other things, the bona fide nature of Purchaser’s investment intent as expressed herein. In this connection, Purchaser understands that, in the view of the Securities and Exchange Commission (the “SEC”), the statutory basis for such exemption may not be present if Purchaser’s representations meant that Purchaser’s present intention was to hold the Series A Preferred Shares for a minimum capital gains period under applicable tax statutes, for a deferred sale, for a market rise, for a sale if the market does not rise or for a year or any other fixed period in the future.

(c)                      Purchaser further acknowledges and understands that the Series A Preferred Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Purchaser further acknowledges and understands that the Company is under no obligation to register the Series A Preferred Shares.

4.           Purchaser’s Additional Representations and Warranties. In addition to Purchaser’s representations and warranties set forth in Section 3, Purchaser represents and warrants to the Company the following:

(a)                      Purchaser has the full power, authority and legal right to execute and deliver this Agreement (and all agreements and documents executed and delivered by Purchaser in connection herewith) and to perform all of Purchaser’s obligations hereunder (and under all other agreements and documents executed and delivered by Purchaser in connection herewith) and to consummate the transactions contemplated by this Agreement (and by all agreements and documents executed and delivered by Purchaser in connection herewith). Purchaser has duly executed and delivered this Agreement (and all agreements and documents executed and delivered by Purchaser in connection herewith). This Agreement (and each agreement and document executed and delivered by Purchaser in connection herewith), assuming its (and their) due authorization, execution and delivery by the Company (as required), constitutes Purchaser’s legal, valid and binding obligation, enforceable against Purchaser in accordance with its (and their) terms.

(b)                      Purchaser has good and transferable title to the Exchanged Common Shares, and as of the date of the closing of the transactions contemplated hereby, the Exchanged Common Shares shall be free and clear of any lien, claim or encumbrance.

(c)                      Neither the execution and delivery of this Agreement nor the fulfillment of or compliance with the terms and conditions of this Agreement by Purchaser will (i) conflict with or result in a breach of any of the terms, conditions or provisions of any agreement, contract, loan, understanding or instrument to which Purchaser is now a party or by which Purchaser (or any of Purchaser’s properties) is or may be bound, or constitute a default or result in an acceleration of indebtedness under any of the foregoing; (ii) conflict with or result in a breach of any law, rule or regulation; (iii) result in the violation of any order, judgment or decree to which Purchaser (or any of Purchaser’s properties) is subject; or (iv) result in the creation or imposition of any lien, charge or encumbrance on any of Purchaser’s properties pursuant to the terms of any mortgage, deed of trust, contract or other instrument.

(d)                      No consent, approval, authorization or order of, or registration or filing with, or notice to, any court or governmental agency or body having jurisdiction or regulatory authority over Purchaser (or any of Purchaser’s properties) or any other person or entity is required for (i) Purchaser’s execution and delivery of this Agreement (and each agreement and document executed and delivered by Purchaser in connection herewith) or (ii) the consummation by Purchaser of the transactions contemplated by this Agreement (and each agreement and document executed and delivered by Purchaser in connection herewith). No consent, approval or authorization of, or declaration or filing with, any governmental authority is required to be obtained or made by Purchaser for the valid execution, delivery and performance of this Agreement and Purchaser’s investment in the Series A Preferred Shares.

(e)                      There are no actions or suits pending or, to Purchaser’s knowledge, threatened against Purchaser, which, if decided adversely to Purchaser, would have a material adverse effect on Purchaser’s ability to perform Purchaser’s obligations under this Agreement or to consummate the transactions contemplated hereby.

5.           Stock Certificate Legend. The stock certificate evidencing the Series A Preferred Shares issued hereunder shall be endorsed with the following (or substantially similar) legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY BE OFFERED AND SOLD ONLY IF REGISTERED AND QUALIFIED PURSUANT TO FEDERAL AND STATE SECURITIES LAWS OR IF THE COMPANY IS PROVIDED AN OPINION OF LEGAL COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION AND QUALIFICATION UNDER FEDERAL AND STATE SECURITIES LAWS IS NOT REQUIRED.

6.           Adjustment for Stock Splits. All references to the number of Series A Preferred Shares in this Agreement shall be appropriately adjusted to reflect any stock split, reverse stock split or stock dividend or other similar change in the Series A Preferred Shares that may be made by the Company after the date of this Agreement.

7.           Transfer Taxes. All transfer, excise, documentary, sales, use, stamp, registration and other such taxes and fees (if any) (including penalties and interest) incurred by reason of the transfer to the Company of Purchaser’s right, title and interest in and to the Exchanged Common Shares pursuant to this Agreement (“Transfer Taxes”) shall be paid by the Company when due, and the Company shall, at its own expense, file all necessary tax returns and other documentation with respect to all Transfer Taxes, and, if required by applicable law, Purchaser shall join in the execution of any of such tax returns and other documentation.

8.           Tax Consequences. Purchaser has reviewed with Purchaser’s own tax advisers the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. Purchaser is relying solely on such advisers and not on any statement or representation of the Company or any of its agents. Purchaser understands that Purchaser (and not the Company) shall be responsible for Purchaser’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

9.           Cooperation on Tax Matters. The Company and Purchaser shall cooperate fully, as and to the extent reasonably requested by the other party hereto, in connection with any audit, litigation or other proceeding with respect to taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided pursuant to this Section.

10.           General Provisions.

(a)                      This Agreement shall be governed by the laws of the State of Nevada, as such laws are applied to contracts entered into and performed in such State. This Agreement represents the entire agreement between the parties with respect to the purchase of the Series A Preferred Shares by Purchaser and Purchaser’s Exchange and may be modified or amended only in a writing signed by both parties.

(b)                      Any notice, demand or request required or permitted to be given by either the Company or Purchaser pursuant to the terms of this Agreement shall be in writing and shall be deemed given when delivered personally or deposited in the U.S. mail, First Class with postage prepaid, and addressed to the parties at the addresses of the parties set forth at the end of this Agreement or such other address as a party may request by notifying the other in writing.

(c)                      The rights and benefits of the Company under this Agreement shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by the Company’s successors and assigns. The rights and obligations of Purchaser under this Agreement may be assigned only with the prior written consent of the Company, and any purported transfer otherwise shall be null and void.

(d)                      Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision and shall not prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted to both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to such party under the circumstances.

(e)                      Purchaser agrees upon request to execute all further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.

(f)                      All representations, warranties and agreements of Purchaser contained in this Agreement shall survive the consummation of the transactions contemplated hereby.

(g)                      If any dispute arises between the parties hereto with respect to the matters covered by this Agreement that leads to a proceeding to resolve such dispute, then the prevailing party in such proceeding shall be entitled to receive from the other party such prevailing party’s reasonable attorneys’ fees, expert witness fees and out-of-pocket costs incurred in connection with such proceeding in addition to any other relief that may be awarded to such prevailing party.

(h)                      Neither this Agreement nor any uncertainty or ambiguity herein will be construed against any party hereto. The parties hereto hereby expressly waive the application of any law, regulation, holding or ruling of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document. All references in this Agreement to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise expressly specified. Unless otherwise expressly provided in this Agreement, the word “including” wherever it appears in this Agreement does not and shall not limit the words or terms preceding such word.

(i)                      If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such provision shall be excluded from this Agreement, and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

(j)                      This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

(k)                      Each party hereto may deliver such party’s executed counterpart of this Agreement to the other party hereto by facsimile or other electronic transmission (including email), and no confirmation of such delivery by the mailing or personal delivery of an executed original of this Agreement to the other party hereto will be required in order for this Agreement to be effective.

(l)                      The provisions of this Agreement shall inure to the benefit of and be binding on the Company and its successors and assigns and Purchaser and Purchaser’s legal representatives, heirs, legatees, distributees, permitted assigns and transferees by operation of law, whether or not any such person has become a party to this Agreement and has agreed in writing to join herein and be bound by the terms and conditions hereof.

(m)                      Purchaser represents, warrants and acknowledges that Purchaser has read carefully this Agreement and understands all of its terms and that Purchaser voluntarily is executing and delivering this Agreement. Purchaser further represents, warrants and acknowledges that the Company’s legal counsel is not legal counsel to Purchaser and has not advised Purchaser in any way in connection with or regarding this Agreement. Purchaser further represents, warrants and acknowledges that Purchaser has been given and had the opportunity to be represented by independent legal counsel in connection with this Agreement and the transactions contemplated hereby and has consulted with such legal counsel or has waived Purchaser’s right to do so.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and Purchaser have duly executed this Agreement to be effective as of the date first written above.

The “Company”:	“Purchaser”:

808 Renewable Energy Corporation,
a Nevada corporation

By: /s/Pascal Lorthioir	/s/Patrick S. Carter
Pascal Lorthioir,	Patrick S. Carter
CEO

Address:	Address:
5011 Argosy Avenue, Suite 4
Huntington Beach, CA 92649	Purchaser’s address on file
with the Company

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